Exhibit 3.1

Amended and Restated Certificate of Incorporation

of

Quotesmith.com, Inc.

The name of the corporation is Quotesmith.com, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 9, 1984, under the name Quotesmith Corporation, and was amended on each of March 3, 1997 and October 20, 1998. The original Certificate of Incorporation of the corporation, as amended, was amended and restated on August 2, 1999, on which date a Certificate of Designation was also created, and the Restated Certificate of Incorporation was further amended as of March 5, 2001. The Restated Certificate of Incorporation of the corporation, as amended, is hereby amended and restated in its entirety as follows:

“FIRST:         The name of the corporation is Insure.com, Inc. (the “Corporation”).

SECOND:      The registered office of the Corporation in the State of Delaware is located at 1380 Delaware Avenue, in the City of Wilmington, County of New Castle, 19806; and the name of its registered agent at such address is Corporate Creations Network Inc.

THIRD:         The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:     (1)           The total number of shares of stock which the Corporation shall have authority to issue is 65 million (65,000,000), consisting of 60 million (60,000,000) shares of Common Stock, par value $.003 per share (the “Common Stock”) and five million (5,000,000) of Preferred Stock, par value $.001 per share (“Preferred Stock”).

(2)          Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation (the “Board of Directors”), and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)           the number of shares constituting that series and the distinctive designation of that series;

(b)           the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)           whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)           whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)           whether or not the shares of that series shall be redeemable, and if, so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)            whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)           the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)           any other relative rights, preferences and limitations of that series.

(3)          (a)           Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.

(b)           Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series).

(c)           Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(d)           Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

(4)          Designation of Series A Preferred Stock.

(a)           Designation and Amount. There shall be a series of Preferred Stock of the Corporation which shall be designated as “Series A Participating Preferred Stock,” par value $.001 per share (hereinafter called “Series A Preferred Stock”), and the number of shares constituting such series shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares of Series A Preferred Stock issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

(b)           Dividends and Distributions.

(1)           Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash to holders of record on the last business day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (A) $1.00 or (B) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time following July 7, 1999 effect a subdivision, split, combination or consolidation of the Common Stock (by reclassification or otherwise than by payment of dividends in Common Stock), then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(2)           The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (1) above at the time it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(3)           No dividend or distribution (other than a dividend payable in shares of Common Stock) shall be paid or payable to the holders of shares of Common Stock unless, prior thereto, all accrued but unpaid dividends to the date of such dividend or distribution shall have been paid to the holders of shares of Series A Preferred Stock.

(4)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(c)           Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(1)           Subject to the provision for adjustment hereinafter set forth, each one one-hundredth of a share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time following June 7, 1999 effect a subdivision, split, combination or consolidation of the Common Stock (by reclassification or otherwise than by payment of dividends in Common Stock), then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the umber of shares of Common Stock that were outstanding immediately prior to such event.

(2)           Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(3)           (A)          Whenever, at any time or times, dividends payable on any share or shares of Series A Preferred Stock shall be in arrears in an amount equal to at least six full quarterly dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding Preferred

Stock shall have the exclusive right, voting separately as a single class, to elect two directors of the Corporation at a special meeting of stockholders of the Corporation or at the Corporation’s next annual meeting of stockholders, and at each subsequent annual meeting of stockholders, as provided below. At elections for such directors, the holders of shares of Series A Preferred Stock shall be entitled to cast one vote for each one one-hundredth of a share of Series A Preferred Stock held.

(B)  Upon the vesting of such right of the holders of the Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Preferred Stock as hereinafter set forth. A special meeting of the stockholders of the Corporation then entitled to vote shall be called by the Chairman or the President or the Secretary of the Corporation, if requested in writing by the holders of record of not less than 10% of the Preferred Stock then outstanding. At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of stockholders of the Corporation, the holders of the shares of the Preferred Stock shall elect, voting as above provided, two directors of the Corporation to fill the aforesaid vacancies created by the automatic increase in the number of members of the Board of Directors. At any and all such meetings for such election, the holders of a majority of the outstanding shares of the Preferred Stock shall be necessary to constitute a quorum for such election, whether present in person or by proxy, and such two directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. Any director elected by holders of shares of the Preferred Stock pursuant to this Section may be removed at any annual or special meeting, by vote of a majority of the stockholders voting as a class who elected such director, with or without cause. In case any vacancy shall occur among the directors elected by the holders of the Preferred Stock pursuant to this Section, such vacancy may be filled by the remaining director so elected, or his successor then if office, and the director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of directors. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be further increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

(C)  The right of the holders of the Preferred Stock, voting separately as a class, to elect two members of the Board of Directors of the Corporation as aforesaid shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Preferred Stock shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above-mentioned. Upon any termination of the right of the holders of the shares of Preferred Stock as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of Preferred Stock pursuant to this Section shall terminate immediately. Whenever the term of office of the directors elected by the holders of the Preferred Stock pursuant to this Section shall terminate and the special voting powers vested in the holders of the Preferred Stock pursuant to this Section shall have expired, the maximum number of members of the Board of Directors of the Corporation shall be such number as may be provided for in the By-Laws of the Corporation irrespective of any increase made pursuant to the provisions of this Section.

(4)           Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(d)           Certain Restrictions.

(1)           Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(A) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(B)  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and al such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(C)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(D) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(2)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (1) of this Section, purchase or otherwise acquire such shares at such time and in such manner.

(e)           Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(f)            Liquidation, Dissolution or Winding Up.

(1)           Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (A) the Series A Liquidation Preference by (B) 10 (as appropriate adjusted as set forth in subparagraph (3) below to reflect such events (other than stock dividends) as stock splits and recapitalizations with respect to the Common Stock (such number in clause (B), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio, on a per share basis, of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(2)           In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

(3)           In the event the Corporation shall at any time following July 7, 1999 effect a subdivision, split, combination or consolidation of the Common Stock (by reclassification or otherwise than by payment of dividends in Common stock), then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(g)           Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time effect a subdivision, split, combination or consolidation of the Common Stock (by reclassification or otherwise than by payment of dividends in Common Stock), then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(h)           Redemption. The shares of Series A Preferred Stock shall not be redeemable by the Corporation. The preceding sentence shall not limit the ability of the Corporation to purchase or otherwise deal in such shares of stock to the extent permitted by law.

(i)            Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation’s preferred stock (whether with or without par value) as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

(j)            Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

(j)            Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of al other rights of holders of Series A Preferred Stock.

FIFTH:          The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the Corporation in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to amend, alter, change, add to or repeal the By-Laws made by the Board of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By-Laws which is to the same effect as Article Sixth, Article Seventh, and Article Eighth of this Certificate of Incorporation or to adopt any provision inconsistent therewith.

SIXTH:          (1)           The Corporation may indemnify to the fullest extent permitted by Delaware law as the same exists or as may hereafter be amended, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person, or such person’s testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. The rights conferred on any person by this Article 6 Subsection (1) shall not be exclusive of any other rights that such person may have or hereafter acquire by statute, provision of the By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, either as to action in such person’s official capacity or as to action in any other capacity while holding office.

(2)          To the fullest extent permitted by Delaware law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as director.

(3)          Neither any amendment nor repeal of this Article Sixth, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article Sixth, shall eliminate or reduce the effect of this Article Sixth, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Sixth, would accrue or arise, out of an alleged act or omission to act or breach of fiduciary duty occurring prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH:    (1)           The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 3 directors nor more than 9 directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors in a manner set forth in the By-Laws of the Corporation. On the effective date of the Registration Statement of the Corporation filed with the Securities and Exchange Commission (Registration No. 33-79355), as amended, the directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be originally elected for a term expiring at the 2000 annual meeting of stockholders, Class II directors shall be originally elected for a term expiring at the 2001 succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the 2002 succeeding annual meeting of stockholders. At each succeeding annual meeting of stockholders following 2000, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80 percent of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors may be removed only for cause, and only by the affirmative vote of at least 80 percent in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.

(2)          Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors a an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Seventh unless expressly provided by such terms.

EIGHTH:       Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock special meetings of stockholders of the Corporation may be called only by the Chief Executive Officer of the Corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors.

NINTH:         The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article; provided, however, that the affirmative vote of 80% of the voting power of the capital stock of the Corporation entitled to vote thereon shall be required to amend, alter or repeal, or adopt any provision inconsistent with, whether by amendment, merger or otherwise, the provisions of Articles Sixth, Seventh and Eighth.”

Quotesmith.com, Inc. does hereby further certify that the amendments contained in this Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and by vote of the stockholders in accordance with the provisions of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Quotesmith.com, Inc. has caused this certificate to be signed by Robert S. Bland, its Chairman, President and Chief Executive Officer, this 30th day of May, 2006.

QUOTESMITH.COM, INC.

By:	/s/ Robert S. Bland
Name:	Robert S. Bland
Title:	Chairman, President and Chief
Executive Officer

Attest:

By:	/s/ Richard C. Claahsen
Name:	Richard C. Claahsen
Title:	Secretary